SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No.   )

                          Filed by the Registrant |X|
                 Filed by a Party other than the Registrant |_|
                           Check the appropriate box:
                        |_| Preliminary Proxy Statement
       |_| Confidential, for Use of the Commission Only (as permitted by rule 14a-6(c)(2))
                        |X| Definitive Proxy Statement
                      |_| Definitive Additional Materials
      |_| Soliciting Material Pursuant to e 240.14a-11(c) or c 240.14a-12

                         BioCryst Pharmaceuticals, Inc.
                         ------------------------------
                (Name of Registrant as Specified In Its charter)

    Name of Person(s) Filing Proxy Statement, if other than the Registrant)

               Payment of Filing Fee (Check the appropriate box):
                              |X| No fee required.

|_|   Fee computed on table below per Exchange Act rules 14a-6(i)(4) and 0-11.

      1)    Title of each class of securities to which transaction applies:

      2)    Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined);

      4)    Proposed maximum aggregate value of transaction:

      5)    total fee paid:

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:

      2)    Form, Schedule or Registration Statement No.:

      3)    Filing Party:

      4)    Date Filed:

                         BIOCRYST PHARMACEUTICALS, INC.
                            2190 Parkway Lake Drive
                              Birmingham, AL 35244

                            NOTICE OF ANNUAL MEETING
                           OF STOCKHOLDERS TO BE HELD
                                  MAY 12, 1999

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of BioCryst Pharmaceuticals, Inc., a Delaware corporation (the "Company"), will be held at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama on Wednesday, May 12, 1999 at 3:00 p.m., Central Daylight Time, for the following purposes:

1. To elect two (2) directors to serve for a term of three years and until their successors are duly elected and shall be qualified.

2. To increase the number of shares available for issuance under the 1991 Stock Option Plan by 400,000 shares to 3,400,000 shares.

3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 15, 1998 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Meeting or any adjournment thereof. The Meeting may be adjourned from time to time without notice other than announcement at the Meeting, and any business for which notice of the Meeting is hereby given may be transacted at any such adjournment. A list of the stockholders entitled to vote at the Meeting will be open to examination by any stockholder, for any purpose germane to the Meeting, during ordinary business hours, for a period of at least ten (10) days prior to the Meeting at the principal executive offices of the Company in Birmingham, Alabama.

A copy of the Company's Annual Report for the year ended December 31, 1998 is enclosed, but is not deemed to be part of the official proxy soliciting materials. Stockholders failing to receive a copy of the Annual Report may obtain one by writing to the Secretary of the Company at the address stated above.

Your attention is directed to the accompanying Proxy and Proxy Statement.

                                            BY ORDER OF THE BOARD OF DIRECTORS
                                            John A. Montgomery, Ph.D., Secretary

Birmingham, Alabama
April 2, 1999

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY DATE, SIGN AND RETURN THE ENCLOSED PROXY. A POSTAGE PREPAID ENVELOPE IS PROVIDED FOR MAILING. A PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT. IF YOU ATTEND THE MEETING, YOUR PROXY WILL NOT BE COUNTED WITH RESPECT TO ANY MATTER UPON WHICH YOU VOTE IN PERSON.

                         BIOCRYST PHARMACEUTICALS, INC.
                            2190 Parkway Lake Drive
                              Birmingham, AL 35244

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of BioCryst Pharmaceuticals, Inc. (the "Company") for the Annual Meeting of Stockholders of the Company to be held at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama on Wednesday, May 12, 1999 at 3:00 p.m., Central Daylight Time, and any adjournment thereof (the "Meeting") and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to the voting thereof, by giving written notice to the Company or by voting in person at the Meeting. All valid, unrevoked proxies will be voted as directed. In the absence of any contrary directions, proxies received by the Board will be voted FOR the election of all nominees for director of the Company, FOR the proposal to increase the number of shares available for issuance under the Company's 1991 Stock Option Plan and, with respect to such other matters as may properly come before the Meeting, in the discretion of the appointed proxies.

Only holders of record of the Company's common stock (the "Common Stock") as of the close of business on March 15, 1999 (the "Stockholders") will be entitled to notice of and to vote at the Meeting. At March 15, 1999, there were 14,987,032 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters on which Stockholders may vote. There is no cumulative voting in the election of directors. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum at the Meeting. Shares of Common Stock represented by a properly executed and returned proxy will be treated as present at the Meeting for purposes of determining the presence of a quorum without regard to whether the proxy is marked as casting a vote for or against or abstaining with respect to a particular matter. In addition, shares of Common Stock represented by "broker non-votes" (i.e., shares of Common Stock held in record name by brokers or nominees as to which a proxy is received and (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary power and (iii) the record holder had indicated that it does not have authority to vote such shares on that matter) generally will be treated as present for purposes of determining the presence of a quorum but as described below, such broker non-votes will not have any effect upon the election of directors at the Meeting.

The affirmative vote of the holders of a plurality of the outstanding shares of Common Stock of the Company present in person or represented by proxy at the Meeting is necessary to elect the nominees for directors named in the Proxy Statement. Accordingly, abstentions and broker non-votes with respect to the election of directors will have no effect upon the election of directors at the Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present in person or represented by proxy at the Meeting is necessary to increase the number of shares available for issuance under the 1991 Stock Option Plan as described in the Proxy Statement. Accordingly, abstentions and broker non-votes with respect to the proposal to increase the number of shares available for issuance under the 1991 Stock Option Plan will have the same effect as a vote against the proposal to amend the 1991 Stock Option Plan.

The proxy solicitation is being made primarily by mail, although proxies may be solicited by personal interview, telephone, telegraph or letter. The Company will pay the cost of this solicitation, including the reasonable charges and expenses of brokerage firms and others who forward solicitation materials to beneficial owners of the Common Stock. This Proxy Statement and the accompanying form of proxy card are first being mailed to Stockholders on or about April 2, 1999.

1. ELECTION OF DIRECTORS

The Composite Certificate of Incorporation of the Company provides that the number of directors shall be determined by resolution of the Board but shall consist of not less than six (6) nor more than twelve (12) members.


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

The term of Dr. Lindsay A. Rosenwald, a director since 1991, expires in 1999, and Dr. Rosenwald has declined to stand for reelection. The Board has by resolution established the number of directors of the Company at nine (9). It is proposed to elect two (2) directors to serve until the annual meeting of stockholders in 2002 and until their successors have been duly elected and qualified. Proxies cannot be voted for more than two persons. It is intended that shares represented by the Board's proxies will be voted FOR the election of the two persons listed for terms expiring in 2002:

                                                                       Served as
                                                                        Director
Name                       Age       Position(s) with the Company        Since

   NOMINEES FOR TERMS EXPIRING AT THE ANNUAL MEETING OF STOCKHOLDERS IN 2002

William W. Featheringill   56    Director                                1995
Joseph H. Sherrill, Jr.    58    Director                                1995

The following persons shall continue to serve as Directors for the terms indicated:

  DIRECTORS WITH TERMS EXPIRING AT THE ANNUAL MEETING OF STOCKHOLDERS IN 2000

J. Claude Bennett, M.D.    65    President, Chief Operating
                                 Officer and Director                    1997
Zola P. Horovitz, Ph.D.    64    Director                                1994
William M. Spencer, III    78    Director                                1986
Randolph C. Steer, M.D.,   49    Director                                1993
Ph.D.

  DIRECTORS WITH TERMS EXPIRING AT THE ANNUAL MEETING OF STOCKHOLDERS IN 2001

Charles E. Bugg, Ph.D.     57    Chairman, Chief Executive
                                 Officer and Director                    1993
John A. Montgomery, Ph.D.  75    Senior Vice President,
                                 Secretary, Chief Scientific
                                 Officer and Director                    1989
Edwin A. Gee, Ph.D.        79    Director                                1993

William W. Featheringill was elected a Director in May 1995. Mr. Featheringill has served as Chairman and Chief Executive Officer, since June 1995, of Electronic Healthcare Systems, a software company, and President, Chief Executive Officer and director, since 1973, of Private Capital Corporation, a venture capital management company. Mr. Featheringill was Chairman and Chief Executive Officer of MACESS Corporation, which designs and installs paperless data management systems for the managed care industry, from 1988 to November 1995. MACESS Corporation merged with Sungard Data Systems in late 1995. From 1985 to December 1994, Mr. Featheringill was the developer, Chairman and President of Complete Health Services, Inc., a health maintenance organization which grew, under his direction, to become one of the largest HMOs in the southeastern United States. Complete Health Services, Inc. was acquired by United HealthCare Corporation in June 1994. Mr. Featheringill is a director of Citation Corporation.

Lindsay A. Rosenwald, M.D., has been a Director of the Company since December 1991. Dr. Rosenwald's term expires in 1999 and he has decided to not seek reelection for another term. Dr. Rosenwald is President and Chairman of Paramount Capital Investments, LLC, a medical venture capital and merchant banking firm; President and Chairman of Paramount Capital, Inc., an investment banking firm specializing in the health sciences industry; and, since 1994, President of Paramount Capital Asset Management, Inc., a fund manager. From June 1987 to February 1992, he served in various capacities at the investment banking firm of D. H. Blair & Co., where he ultimately became a Managing Director of Corporate Finance and manager of their Health Care Services Group. He is Chairman of the Board of Interneuron Pharmaceuticals, Inc., which he co-founded in 1988, and a director of Neose Technologies, Inc., Sparta Pharmaceuticals, Inc. and VIMrx Pharmaceuticals, Inc.

Joseph H. Sherrill, Jr., was elected a Director in May 1995. Mr. Sherrill served as President of R. J. Reynolds ("RJR") Asia Pacific, based in Hong Kong, where he oversaw RJR operations across Asia, including licensing, joint ventures and a full line of operating companies from August 1989 to his retirement in October 1994. Prior management positions with RJR include Senior Vice President of Marketing for R.J. Reynolds International,


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

President and Chief Executive Officer of R.J. Reynolds Tabacos de Brazil, and President and General Manager of R.J. Reynolds Puerto Rico.

J. Claude Bennett, M.D., was named President and Chief Operating Officer in December 1996 and elected a Director in January 1997. Prior to joining the Company, Dr. Bennett was President of The University of Alabama at Birmingham ("UAB") from October 1993 to December 1996 and Professor and Chairman of the Department of Medicine of UAB from January 1982 to October 1993. Dr. Bennett served on the Company's Scientific Advisory Board from 1989-96. He also continues to hold the position of Distinguished University Professor Emeritus at UAB.

Zola P. Horovitz, Ph.D., was elected a Director in August 1994. Dr. Horovitz was Vice President of Business Development and Planning at Bristol-Myers Squibb from 1991 until his retirement in April 1994 and previously was Vice President of Licensing at the same company from 1990 to 1991. Prior to that he spent over 30 years with The Squibb Institute for Medical Research, most recently as Vice President Research, Planning, & Scientific Liaison. He has been an independent consultant in pharmaceutical sciences and business development since his retirement from Bristol-Myers Squibb in April 1994. He serves on the Boards of Directors of Avigen, Inc., Clinicor Inc., Diacrin, Inc., Magainin Pharmaceuticals, Inc., Procept, Inc., Roberts Pharmaceutical Corporation and Synaptic Pharmaceutical Corp. Dr. Horovitz is also Chairman of Magainin Pharmaceuticals, Inc.

William M. Spencer, III, has been a Director of the Company since its inception. Mr. Spencer, who is retired, is also a private investor in Birmingham, Alabama. He served as Chairman of the Board of the Company from its founding in 1986 until April 1992. He co-founded and operated Motion Industries from 1946 through its merger into Genuine Parts Company in 1976. He has founded several businesses and has served on the Board of Directors of numerous private corporations.

Randolph C. Steer, M.D., Ph.D., was elected a Director in February 1993. Dr. Steer has been active as a consultant to biotechnology and pharmaceutical companies since 1989. Dr. Steer serves on the Board of Directors of Techne Corporation.

Charles E. Bugg, Ph.D., was named Chairman of the Board, Chief Executive Officer and Director in November 1993 and President in January 1995. Dr. Bugg relinquished the position of President in December 1996 when Dr. Bennett joined the Company in that position. Prior to joining the Company, Dr. Bugg had served as the Director of the Center for Macromolecular Crystallography, Associate Director of the Comprehensive Cancer Center and Professor of Biochemistry at UAB since 1975. He was a Founder of the Company and served as the Company's first Chief Executive Officer from 1987-1988 while on a sabbatical from UAB. Dr. Bugg also served as Chairman of the Company's Scientific Advisory Board from January 1986 to November 1993. He continues to hold the position of Professor Emeritus in Biochemistry and Molecular Genetics at UAB, a position he has held since January 1994.

John A. Montgomery, Ph.D., has been a Director since November 1989 and has been Secretary and Chief Scientific Officer since joining the Company in February 1990. He was Executive Vice President from February 1990 until May 1997, at which time he was named Senior Vice President. Dr. Montgomery was a Founder of the Company. Prior to joining the Company, Dr. Montgomery served as Senior Vice President of Southern Research Institute ("SRI") of Birmingham from January 1981 to February 1990. He continues to hold the position of Distinguished Scientist at SRI, a position he has held since February 1990.

Edwin A. Gee, Ph.D., was elected a Director in August 1993. Dr. Gee, who retired in 1985 as Chairman of the Board and Chief Executive Officer of International Paper Company, has been active as an executive in biotechnology, pharmaceutical and specialty chemical companies since 1970. He is Chairman Emeritus and a director of OSI Pharmaceuticals, Inc., one of the leading biotechnology companies for the diagnosis and treatment of cancer.

Should any nominee be unable or unwilling to accept election, it is expected that the proxies will vote for the election of such other person for the office of director as the Board may then recommend. The Board has no reason to believe that any of the persons named will be unable to serve or will decline to serve if elected.


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

Committees of the Board

The Company has an Audit Committee (the "Audit Committee") consisting of Messrs. Featheringill, Gee and Spencer, that is responsible for the review of internal accounting controls, financial reporting and related matters. The Audit Committee also recommends to the Board the independent accountants selected to be the Company's auditors and reviews the audit plan, financial statements and audit results. The Audit Committee held one meeting in 1998.

The Company has a Compensation Committee (the "Compensation Committee") consisting of Messrs. Featheringill, Gee, Rosenwald and Spencer. The Compensation Committee is responsible for the annual review of officer compensation and other incentive programs and is authorized to award options under the Company's 1991 Stock Option Plan. The Compensation Committee held one meeting during 1998.

The Company has a Nominating Committee (the "Nominating Committee") comprised of all outside directors with terms not expiring in the current year for which the Nominating Committee will be nominating persons for election or re-election as directors. The Nominating Committee held one meeting during 1998. The Nominating Committee will consider nominees recommended in writing, including biographical information and personal references, by stockholders to the same extent as nominees recommended by management. Nominations for 2000 must be received by the Nominating Committee by December 4, 1999.

During 1998, the Board held eleven (11) meetings. Each member of the Board attended at least 75% of the meetings of the Board and of the committees of the Board of which he is a member.

Director Compensation

Directors do not receive a fee for attending Board or committee meetings. Outside directors are reimbursed for expenses incurred in attending Board or committee meetings and while representing the Company in conducting certain business. Individuals who first become non-employee Board members on or after March 3, 1994, at the time of commencement of Board service, receive a grant of options to purchase up to 40,000 shares (25,000 shares prior to May 15, 1997) pursuant to the automatic option grant program under the Company's 1991 Stock Option Plan, and, under the Company's 1991 Stock Option Plan, each non-employee director, including those persons presently serving as directors, will receive grants of options to purchase 40,000 additional shares of Common Stock every four years while they continue to serve as directors. A special one-time grant was given to those directors not scheduled to receive a periodic automatic option grant at the conclusion of the 1997 Meeting so as to equalize the rate at which they vest options with those directors scheduled to receive a grant at the end of the 1997 Meeting. All current outside directors of the Company have received options to purchase 25,000 shares of Common Stock. In May 1997, Messrs. Featheringill and Sherrill received grants to purchase 7,500 shares and Messrs. Horovitz, Rosenwald and Spencer received special one-time grants to purchase 3,750 shares. Options vest 25% after one year and 1/48 per month thereafter until fully vested after four years, except that Dr. Gee's option, which was granted prior to March 3, 1994, vested over a two-year period and the special one-time grants vest over a two- or one-year period. Dr. Horovitz and Dr. Steer also serve as consultants to the Company for a quarterly fee of $4,000 each.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Mr. Featheringill, Dr. Gee, Dr. Rosenwald and Mr. Spencer. There are no Compensation Committee interlocks.


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

2. Amendment to increase the number of shares available for issuance under the 1991 Stock Option Plan by 400,000 shares to 3,400,000 shares.

General

The Company's 1991 Stock Option Plan was originally adopted by the Board in November 1991 and subsequently approved by the stockholders. Such plan was amended and restated by the Board in February 1993, and such amendments and restatement were approved by the stockholders on April 16, 1993. The Board further restated such plan in its entirety on February 8, 1994 effective on such date, subject to stockholder approval which was obtained on March 1, 1994. Also, the Board amended such plan on August 18, 1994 and March 16, 1995, subject to stockholder approval which was obtained on May 30, 1995. The Board further amended the plan on March 3, 1997, subject to stockholder approval which was obtained on May 14, 1997.

The 1991 Stock Option Plan contains two separate option grant programs: (i) a discretionary option grant program (the "Discretionary Program"), under which eligible individuals may, at the discretion of the administrator of the Plan, which is now the Compensation Committee , be granted options to purchase shares of Common Stock at an exercise price determined by the Committee at the time of grant, and (ii) an automatic option grant program (the "Automatic Program"), under which options to purchase shares of Common Stock at an exercise price equal to 100% of the fair market value of the option shares (i.e., the last reported sales price on the Nasdaq National Market) on the grant date will automatically be granted to the non-employee members of the Board upon their election or appointment. The options granted under the Discretionary Program may be designated either as incentive stock options which are designed to meet the requirements of Section 422 of the Code, or as non-statutory options. All grants under the Automatic Program will be non-statutory options.

Up to 3,000,000 shares of Common Stock are presently authorized and reserved for issuance under the 1991 Stock Option Plan. No individual may be granted stock options for more than 1,000,000 shares over the remaining term of the 1991 Stock Option Plan, excluding shares granted prior to the date that the Company was first registered under Section 12 of the Securities and Exchange Act of 1934. Shares will be made available for issuance under the 1991 Stock Option Plan either from the Company's authorized but unissued Common Stock or from shares of Common Stock reacquired by the Company, including shares purchased on the open market. The shares of Common Stock subject to outstanding options which expire or terminate prior to exercise may become the subject of subsequent option grants under the 1991 Stock Option Plan. The Compensation Committee has the authority to effect the cancellation of outstanding options under the 1991 Stock Option Plan in return for the grant of new options for the same or a different number of option shares. It is anticipated that the exercise price in effect under any new option will be less than the exercise price in effect under the canceled option.

Discretionary Program

The Discretionary Program is administered by the Compensation Committee. The Compensation Committee has complete discretion to determine which eligible individuals are to receive option grants under the Discretionary Program, the number of shares subject to each such grant, the designation of the granted option as either an incentive option or a non-statutory option, the vesting schedule to be in effect for the option grant and the maximum term for which the granted option is to remain outstanding. The individuals eligible to receive option grants under the Discretionary Program are limited to key employees (including officers and directors), independent contractors and consultants of the Company or its parent or subsidiary corporations. Non-employee Board members presently are only eligible to receive grants under the Automatic Program.

Under the Discretionary Program, the option price shall not be less than (i) 100% of the fair market value of the option shares on the grant date for incentive stock options, and (ii) 85% of the fair market value of the option shares on the grant date for non-statutory options. No option may be granted with a term exceeding ten years; however, each such option may be subject to earlier termination within a designated period following the optionee's cessation of service with the Company. Options are not assignable or transferable by the optionee except by will or the laws of inheritance following the optionee's death. The optionee will not acquire any stockholder rights with respect to


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

the option shares until the option is exercised and the purchase price is paid for the shares of Common Stock. In the event the Company should be acquired, whether by merger or asset sale (a "Corporate Transaction"), each option outstanding at such time under the Discretionary Program will automatically become exercisable for all of the option shares subject at that time to such option, and may be exercised for any or all of such shares. However, an outstanding option will not so accelerate if (i) such option is to be assumed by the successor corporation or replaced by a comparable option to purchase shares of the capital stock of the successor corporation or its parent, (ii) such option is to be replaced by a comparable cash incentive program of the successor corporation or its parent, or (iii) the acceleration of such option is subject to other limitations imposed by the Compensation Committee or prior plan administrator at the time of grant. Any unvested shares outstanding under the Discretionary Program will automatically vest in full upon the effective date of such an acquisition of the Company, unless such accelerated vesting is precluded in whole or in part by the agreements evidencing the issuance of those unvested shares. The Compensation Committee has the discretion to provide for the immediate acceleration of any options assumed or replaced in the Corporate Transaction, or the immediate vesting of any unvested shares subject to repurchase rights that were assigned in the Corporate Transaction, upon the subsequent termination of the optionee's service following the Corporate Transaction.

The Compensation Committee also has full power and authority, exercisable in connection with a hostile change in control of the Company (whether by a hostile tender offer for more than 50% of the outstanding voting stock or a proxy contest for the election of Board members or otherwise), to provide for the automatic acceleration or one or more options outstanding under the Discretionary Program so that each such option will become exercisable, immediately prior to such change in control, for the total number of shares of Common Stock at the time subject to such option. In addition, the Compensation Committee may condition any such option acceleration upon the subsequent termination of the optionee's service within a specified period following the hostile change in control of the Company.

Stock appreciation rights may be granted in tandem with options granted under the Discretionary Program. Such rights will allow the holders to surrender the underlying options to the Company in return for payment, in cash or shares of Common Stock, equal in amount to the excess of (A) the fair market value (on the surrender date) of the number of vested shares for which the surrendered option is at the time exercisable over (B) the aggregate exercise price payable for such shares. Limited stock appreciation rights may also be granted to one or more officers of the Company subject to the short-swing profit restrictions of the Federal securities laws. In the event of a hostile takeover, each option with such a limited stock appreciation right in effect for at least six months may be surrendered to the Company, to the extent such option is exercisable for vested shares, in return for a cash distribution from the Company equal to the tender offer price per share of Common Stock at the time subject to the canceled option, less the option exercise price for each such share.

Automatic Program

Under the Automatic Program, at present each individual who first becomes a non-employee Board member after the date on which the Underwriting Agreement for the initial public offering of the Company's Common Stock was executed (March 3, 1995) (the "Underwriting Execution Date"), whether through election by the Company's stockholders or appointment by the Board, will receive, at the time of such initial election or appointment, an automatic option grant with respect to 40,000 shares of Common Stock. Each option granted under the Automatic Program will have an exercise price equal to 100% of the fair market value of the Common Stock on the automatic grant date and a maximum term of 10 years, subject to earlier termination upon the optionee's cessation of Board service. The grant will become exercisable (i) for 25% of the option shares after one year from the automatic grant date, and (ii) for 1/48th of the remaining option shares for each month thereafter. However, the option will become immediately exercisable for all of the shares at the time subject to such option in the event of an acquisition of the Company by merger or asset sale or a hostile take-over of the Company by tender offer for more than 50% of the outstanding voting stock or proxy contest for Board membership.

In the event that more than 50% of the Company's outstanding voting stock were to be acquired pursuant to a hostile tender offer, each automatic option grant which has been outstanding for at least six months may be surrendered to the Company, whether or not exercisable for vested shares, in return for a cash distribution from the Company equal


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

to the tender offer price per share of Common Stock at the time subject to the canceled option, less the option exercise price for each such share.

Other Provisions

In the event any change is made to the Common Stock issuable under the 1991 Stock Option Plan by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares, or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the 1991 Stock Option Plan, (ii) the maximum number and/or class of securities for which an individual may be granted options over the remaining term of the 1991 Stock Option Plan, (iii) the number and/or class of securities and price per share in effect under each outstanding option, and (iv) the number and/or class of securities per non-employee Board member for which option grants will subsequently be made under the Automatic Program.

The Board may amend or modify the 1991 Stock Option Plan at any time, provided that no such amendment or modification may adversely affect the rights and obligations of the participants with respect to their outstanding options or unvested shares without their consent. In addition, no amendment of the 1991 Stock Option Plan may, without the approval of the Company's stockholders, (i) materially increase the benefits accruing to participants, (ii) modify the class of individuals eligible for participation or (iii) materially increase the number of shares available for issuance, the number of shares for which non-employee Board members may receive automatic option grants or the number of shares for which any individual may be granted options over the remaining term of the 1991 Stock Option Plan, except in the event of certain changes to the Company's capital structure. The 1991 Stock Option Plan will terminate on November 22, 2001, unless sooner terminated by the Board.

Description of Proposed Amendment

The Board has amended the 1991 Stock Option Plan, effective March 1, 1999 and subject to approval by the Company's Stockholders at the Meeting, to increase the number of shares of Company Common Stock authorized to be issued under the 1991 Stock Option Plan by 400,000 shares. The proposal would amend Section 1.V.A. of Article One of the 1991 Stock Option Plan in its entirety to read as follows:

      A. Shares of the Company's Common Stock shall be available for issuance under the Plan and shall be drawn from either the Company's authorized but unissued shares of Common Stock or from reacquired shares of Common Stock, including shares repurchased by the Company on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 3,400,000 shares, subject to adjustment from time to time in accordance with the provisions of this Section V. Such authorized share reserve includes (i) the increase of 500,000 shares of Common Stock authorized by the Board on February 8, 1994, (ii) the increase of 500,000 shares of Common Stock authorized by the Board on March 16, 1995, (iii) the increase of 1,000,000 shares of Common Stock authorized by the Board on March 4, 1997 and (iv) the increase of 400,000 shares of Common Stock authorized by the Board on March 1, 1999 subject to stockholder approval at the 1999 Annual Stockholders Meeting.

The number of shares awarded under the 1991 Stock Option Plan to the chief executive officer and the four other most highly compensated officers of the Company during the last fiscal year is described more fully under the caption "Executive Compensation - Option Grants in 1998." The number of shares awarded under the 1991 Stock Option Plan to the executive officers named in the Summary Compensation Table, the Directors of the Company who are not executive officers and the employees of the Company who are not executive officers during the last fiscal year was 193,700, 120,000 and 181,700 respectively. Except as described above under the caption "Automatic Program," non-employee Directors do not receive option grants under the 1991 Stock Option Plan.

As of the date of this Proxy Statement, options to purchase 2,475,814 shares of Common Stock have been granted and are outstanding under the 1991 Stock Option Plan and 120,755 shares of Common Stock were available for future issuance under the 1991 Stock Option Plan. The weighted average exercise price of the outstanding options is

$7.62 per share.

The additional shares are needed to enable the Company to attract and retain qualified personnel.

The Board of the Company recommends a vote FOR approval of the amendment to the 1991 Stock Option Plan.

Federal Income Tax Consequences

Recipients of incentive stock options will not realize income at the time of grant. If an optionee does not dispose of shares purchased pursuant to the exercise of an incentive stock option under Section 422 of the Code within two years after the date of grant of such option or within one year after the date such shares are transferred to him, (i) the optionee will be deemed to receive no taxable income when the shares are transferred to him, but the amount by which the value of the stock at the time of exercise exceeds the option price will be an item of tax preference which may be subject to the alternative minimum tax in the year in which the option is exercised, (ii) the Company (or the optionee's employer corporation) can take no tax deduction as a business expense on account of the transferred shares, and (iii) no amount other than the option price is considered to be received by the Company for such shares. Any gain or loss recognized upon the disposition of such shares by the optionee after the two-year and one-year periods described above will be treated as long-term capital gain or loss if the shares are a capital asset in his hands. Recipients of non-statutory stock options, and recipients of incentive stock options who disposed of shares purchased pursuant to the exercise of incentive stock options within two years after the date of grant of such options or within one year after the transfer of shares to the optionee, will not realize income, nor will the Company (or the recipient's employer corporation) receive a deduction, at the time of grant. Ordinary income will be realized by an optionee upon exercise of a non-statutory stock option. The amount of such income will be the difference between the option price and the fair market value of the shares on the date of exercise. Such ordinary income will be taxed to the optionee at the applicable individual marginal rate. The Company (or the optionee's employer corporation) will be entitled to a deduction at the same time and in the same amount as an optionee is considered to have realized ordinary income as described above, subject to the condition that (i) such income constitutes reasonable compensation for federal income tax purposes and (ii) the Company (or the recipient's employer corporations) complies with applicable reporting requirements with respect to the optionee under the code. When an optionee disposes of shares acquired upon exercise of a non-statutory stock option, any amount received in excess of the fair market value of the shares on the date of exercise will be treated as capital gain if the shares are a capital asset in the optionee's hands and will be long-term or short-term, depending on the holding period of the shares. The holding period commences on the date of exercise of the option. If the amount received on sale is less than the fair market value on exercise, the loss will be treated as long-term or short-term capital loss, depending upon the holding period of the shares. Special rules apply with respect to the exercise of non-statutory stock options and the disposition of shares so acquired by optionees who are subject to Section 16(b) of the Securities Exchange Act of 1934.

                             EXECUTIVE COMPENSATION

The following table sets forth the annual and long-term compensation paid by the Company during the 1998, 1997 and 1996 fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers whose annual salary and bonus for the 1998 fiscal year exceeded $100,000 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                               Long-Term
                                                  Annual Compensation                         Compensation
                                                  -------------------                      Awards-Securities
                                                                          Other Annual        Underlying
Name and Principal Position           Year      Salary         Bonus     Compensation(2)        Options
---------------------------           ----      ------         -----     ---------------        -------
Charles E. Bugg, Ph.D.                1998      $257,232     $50,000(1)      $3,200              50,000
Chairman and                          1997       244,992      50,000(1)       3,000             125,000
Chief Executive Officer               1996       212,808      50,000(1)       1,959              50,000

J. Claude Bennett                     1998       229,248           0              0              45,200
President and Chief Operating         1997       220,008           0              0              35,000
Officer                               1996           800           0              0             103,000

John A. Montgomery, Ph.D.             1998       156,312           0              0              22,100
Senior Vice President, Secretary      1997       150,000           0              0              37,000
and Chief Scientific Officer          1996       133,656           0              0              12,000

Ronald E. Gray                        1998       123,672           0          2,473               5,500
Chief Financial Officer, Treasurer    1997       119,784           0          2,396              14,400
and Assistant Secretary               1996       109,088           0          1,959               5,400

John R. Uhrin                         1998       137,500(3)        0          1,650              70,900
Vice President, Corporate             1997             0           0              0                   0
Development                           1996             0           0              0                   0

----------
(1) Paid pursuant to Employment Agreements dated December 17, 1996 and November 19, 1993 between the Company and Dr. Bugg. See "Executive Compensation - Employment Agreements."

(2)   Represents the Company contribution to the 401(k) Plan.

(3)   Mr. Uhrin joined the Company in March 1998.

Employment Agreements

Charles E. Bugg, Ph.D., entered into a new three-year employment agreement with the Company on December 17, 1996 for the years 1997, 1998 and 1999 (the "Bugg Agreement"). Under the terms of the Bugg Agreement, Dr. Bugg will serve as Chairman of the Board of Directors and Chief Executive Officer of the Company. Dr. Bugg will receive annual compensation of $245,000 and a discretionary bonus of $50,000. The Board may, in its discretion, grant other cash or stock bonuses to Dr. Bugg as an award or incentive. Dr. Bugg is also entitled to all employee benefits generally made available to executive officers. Dr. Bugg may, if he desires, also hold positions at UAB, provided that he does not devote more than ten percent of his time to such activities. The term of the Bugg Agreement is for three years unless terminated (i) by the Company for cause or (ii) upon the permanent disability of Dr. Bugg.

Dr. Bugg will receive, on the last day of each year during the term of the Bugg Agreement, an additional option to purchase a minimum of 25,000 shares of Common Stock of the Company under the Company's 1991 Stock Option Plan. The exact number of shares will be determined by the plan administrator, which is presently the Compensation Committee, based on Dr. Bugg's performance and the results of operations of the Company during such year. Under the Bugg Agreement and his previous employment agreement, Dr. Bugg received an option to purchase 50,000 shares at the end of 1998, 75,000 shares of Common Stock at the end of 1997, 50,000 shares of Common Stock at the end of 1996, 50,000 shares of Common Stock related to 1996 performance granted in May 1997 after the 1991 Stock Option Plan was amended, 100,000 shares of Common Stock at the end of 1995 and 1994 and 200,000 shares of Common Stock in November 1993.

Dr. Bugg will receive an additional stock option to purchase 100,000 shares of Common Stock under the Company's 1991 Stock Option Plan upon the Company's submission to the FDA of any new drug application and another additional stock option to purchase 100,000 shares of Common Stock under the Company's 1991 Stock Option Plan upon the final approval by the FDA of each such new drug application. The exercise price shall be the fair market value of the Company's Common Stock on the date such additional stock option is granted. These additional stock options will vest 25% one year after the date of issuance and the remaining 75% will vest at the rate of 1/48 per month thereafter.

The options may be exercised immediately in the event of a merger or acquisition of the Company. The options may be exercised within 24 months of Dr. Bugg's death or permanent disability. In the event Dr. Bugg's employment is terminated for cause he may exercise the options within three months of the date of such termination to the extent such options were exercisable immediately prior to such termination. In the event Dr. Bugg's employment is terminated for a reason other than cause, death or permanent disability, the options then outstanding shall become immediately exercisable in full.

All options granted to Dr. Bugg pursuant to the Bugg Agreement are intended to qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, except to the extent the portion of such options which become exercisable in any year have an aggregate exercise price in excess of $100,000. All options shall expire no later than ten years from the date of grant.

J. Claude Bennett, M.D., entered into an employment agreement with the Company on December 18, 1996 (the "Bennett Agreement"). Under the terms of the Agreement, Dr. Bennett serves as President and Chief Operating Officer of the Company. The Company also agreed to use its best efforts to cause Dr. Bennett to be elected as a director of the Company. Dr. Bennett receives annual compensation of $220,000. Dr. Bennett was also granted an option to purchase 100,000 shares of Common Stock of the Company. The Board may, in its discretion, grant other cash or stock bonuses to Dr. Bennett as an award or incentive. Options to purchase 45,200 shares of Common Stock were granted in 1998 and an option to purchase 35,000 shares of Common Stock was granted in December 1997. Dr. Bennett is also entitled to all employee benefits generally made available to executive officers. Dr. Bennett may, if he desires, also hold positions at UAB, provided that he does not devote more than ten percent of his time to such activities. The term of the Bennett Agreement is for three years unless terminated (i) by the Company for cause or (ii) upon the permanent disability of Dr. Bennett.

Option Grants in 1998

The following table shows, with respect to the Company's Named Executive Officers, certain information with respect to option grants in 1998. All of the grants were made under the Company's 1991 Stock Option Plan. No stock appreciation rights were granted during such year.

                                                                                    Potential Realizable
                                                                                      Value at Assumed
                                                                                      Annual Rates of
                                                                                        Stock Prices
                              Number of                                               Appreciation for
                              Securities        % of                                   Option Term(1)
                              Underlying       Total     Exercise                      Option Term(1)
                               Options        Options   Price Per   Expiration         -------------
          Name                 Granted        Granted     Share        Date            5%         10%
          ----                 -------        -------     -----        ----            --         ---
Charles E. Bugg, Ph.D.          50,000          10.1%     $ 6.25    12/14/2008      $196,530    $498,045

J. Claude Bennett, M.D.         15,000           3.0        6.50    09/13/2008        61,317     155,390
                                30,200           6.1        6.25    12/14/2008       118,705     300,819

John A. Montgomery, Ph.D.       22,100           4.5        6.25    12/14/2008        86,866     220,136

Ronald E. Gray                   5,500           1.1        6.25    12/14/2008        21,618      54,785

John R. Uhrin                   45,000           9.1        7.75    03/01/2008       219,327     555,818
                                10,000           2.0        6.50    09/13/2008        40,878     103,593
                                15,900           3.2        6.25    12/14/2008        62,496     158,378

----------

(1) Amounts represent hypothetical gains that could be achieved for the respective options at the end of the ten-year option term. The assumed 5% and 10% rates of stock appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate of the future market price of the Common Stock.

Aggregate Option Exercises in 1998 and Year-end Option Values

The following table shows, with respect to the Company's Named Executive Officers, the number and value of unexercised options held by the Named Executive Officers as of December 31, 1998. No stock appreciation rights were exercised during the 1998 fiscal year and no such rights were outstanding at the end of that year.

                                                         Number of Securities
                                                             Underlying             Values of Securities Underlying
                           Shares                        Unexercised Options            Unexercised Options (1)
                         Acquired on      Value          -------------------            -----------------------
          Name             Exercise      Realized   Exercisable    Unexercisable     Exercisable     Unexercisable
          ----             --------      --------   -----------    -------------     -----------     -------------
Charles E. Bugg, Ph.D.            0             0      476,041        186,459          $664,375          $65,625
J. Claude Bennett, M.D.           0             0       68,812        122,388            15,375           43,275
John A. Montgomery, Ph.D.         0             0      113,750         56,850           256,750           25,950
Ronald E. Gray                    0             0       71,337         20,963           122,250            7,500
John R. Uhrin                     0             0        9,375         61,525                 0           16,925

------------
(1) Amounts reflect the net values of outstanding stock options computed as the difference between $7.00 per share (the fair market value at December 31, 1998) and the exercise price therefor.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

General

The Company's compensation program for executive officers is primarily comprised of base salary, annual bonus (CEO only) and long-term incentives in the form of stock option grants. Executives also participate in various other benefit plans, including medical, dental, 401(k), life insurance, disability insurance and vacation plans, generally available to all employees of the Company.

Compensation of executive officers of the Company was based upon individual assessments of the amount of compensation required to attract individuals to fill positions with the Company and motivate such individuals to focus on achieving the objectives of the Company, but such determinations were made on an individual basis and were not necessarily reflective of a systematic or comprehensive survey of comparable salary levels within either the Company's industry or the Birmingham, Alabama area. The Compensation Committee did, however, compare salaries to those in the Biotechnology Compensation Survey Report 1998 prepared by Radford Associates.

The Company strongly believes in tying executive and employee rewards directly to the long-term success of the Company and increases in stockholder value through grants of stock options. The Company also believes that the grant of stock options should be reflective of the Company's success in meeting objectives established for the Company by the Board and each individual officer's ability to effect, and contribution toward meeting, such objectives. The stock options awarded to the Company's executive officers in September 1998 and December 1998 were based on a subjective evaluation by the Compensation Committee of the Company's achievement of objectives for 1998, including, without limitation, signing a collaborative agreement for the Company's influenza neuraminidase inhibitor, concluding a private placement of Common Stock and making progress with respect to its clinical and basic research projects, each individual officer's contribution to the Company's achievements of its objectives and the Compensation Committee's subjective determination of the appropriate level of stock options for persons holding the officer's position with the Company. No specific relative weight was assigned to any of the factors considered and, the Compensation Committee did not generally consider the amount of options previously awarded to the executive officers in determining the level of awards.

Chief Executive Officer

Charles E. Bugg, Ph.D., entered into a new three-year employment agreement with the Company on December 17, 1996 for the years 1997, 1998 and 1999 (the "Bugg Agreement"). Under the terms of the Bugg Agreement, Dr. Bugg will serve as Chairman of the Board of Directors and Chief Executive Officer of the Company. Dr. Bugg will receive annual compensation of $245,000 and a discretionary bonus of $50,000. The Board may, in its discretion, grant other cash or stock bonuses to Dr. Bugg as an award or incentive. Dr. Bugg is also entitled to all employee benefits generally made available to executive officers. Dr. Bugg may, if he desires, also hold positions at The University of Alabama at Birmingham, provided that he does not devote more than ten percent of his time to such activities. The term of the Bugg Agreement is for three years unless terminated
(i) by the Company for cause or (ii) upon the permanent disability of Dr. Bugg.

Dr. Bugg will receive, on the last day of each year during the term of the Bugg Agreement, an additional option to purchase a minimum of 25,000 shares of Common Stock of the Company under the Company's 1991 Stock Option Plan. The exact number of shares will be determined by the plan administrator, which is presently the Compensation Committee, based on Dr. Bugg's performance and the results of operations of the Company during such year. Under the Bugg Agreement and his previous employment agreement, Dr. Bugg received an option to purchase 50,000 shares of Common Stock at the end of 1998, 75,000 shares of Common Stock at the end of 1997, 50,000 shares of Common Stock at the end of 1996, 50,000 shares of Common Stock related to 1996 performance granted in May 1997 after the 1991 Stock Option Plan was amended, 100,000 shares of Common Stock at the end of 1995 and 1994 and 200,000 shares of Common Stock in November 1993. In assessing the performance of the Company and Dr. Bugg in determining the number of options to be granted under his contract for 1998, the Compensation Committee relied solely on a subjective evaluation of the Company's progress with respect to its research projects and Dr.

Bugg's contribution toward these results. No specific criteria were utilized in evaluating such performance, however, and no relative weight was assigned to any specific factors considered. The Compensation Committee did not consider the amount of options held by Dr. Bugg in determining the amount of options to be awarded to him for 1998 under his contract. Such review in 1998 resulted in the Compensation Committee granting Dr. Bugg an option to purchase 50,000 shares of Common Stock at $6.25 per share in December 1998 for 1998's performance.

Section 162(m)

The Compensation Committee has reviewed all compensation programs for compliance with Section 162(m) of the Code. Currently, options granted by this Committee are exempt from the $1 million limit on deductibility of executive compensation under the rules.

                     Members of the Compensation Committee


          William W. Featheringill              Edwin A. Gee, Ph.D.

          Lindsay A. Rosenwald, M.D.          William M. Spencer, III

                         Performance Graph FOR BIOCRYST

                         Indexed Comparision since IPO

                               [Graphic Omitted]

  [The following table was depicted as a line graph in the printed material.]

                                 Beginning          Investment       Investment       Ending       Ending      Ending
                                 Investment            at               at          Investment   Investment  Investment
                                  3/04/94            12/31/94         12/31/95       12/31/96     12/31/97    12/31/98
                                  -------            --------         --------       --------     --------    --------
BioCryst Pharmaceuticals, Inc.    $ 100.00           $ 71.15          $ 142.31       $ 251.92     $ 107.69    $ 107.69
The Nasdaq Stock Market             100.00             96.10            135.92         167.15       205.06      288.26
Nasdaq Pharmaceutical Stocks        100.00             81.51            149.49         149.96       154.84      198.21

The Performance Graph for BioCryst measures the change in a $100 investment in the Company's initial public offering, based on a price of $6.50 on March 4, 1994 and its month-end closing price thereafter. BioCryst's relative performance is then compared with the CRSP Total Return Indexes for The Nasdaq Stock Market
(US) and Nasdaq Pharmaceutical Stocks.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of the Company's Common Stock as of March 15, 1999 by (i) each director, (ii) each of the Named Executive Officers, (iii) all directors and executive officers of the Company as a group and (iv) each person known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock:

                                              Amount and
                                              Nature of          Percent
                                              Beneficial            of
Name and Address                             Ownership (1)        Class
----------------                             --------------      --------
William W. Featheringill                       2,619,468(2)       17.4%
100 Brookwood Place, #410
Birmingham, Alabama 35209

Johnson & Johnson Development Corporation        918,836(3)        6.1
One Johnson & Johnson Plaza
New Brunswick, NJ 08933

Charles E. Bugg, Ph.D.                           568,998(4)        3.7

William M. Spencer, III                          524,859(5)        3.5
Lindsay A. Rosenwald, M.D.                       473,159(6)        3.1

Joseph H. Sherrill, Jr.                          419,146(7)        2.8
John A. Montgomery, Ph.D.                        150,838(8)        1.0
Ronald E. Gray                                    83,042(9)          *
J. Claude Bennett, M.D.                           82,515(10)         *
Randolph C. Steer, M.D., Ph.D.                    69,165(11)         *
Edwin A. Gee, Ph.D.                               34,165(11)         *
Zola P. Horovitz, Ph.D.                           28,750(11)         *
John R. Uhrin                                     14,287(12)         *
All executive officers and directors as
a group (12 persons)                           5,068,392(13)      31.8

----------
(*) Less than one percent.

(1) Gives effect to the shares of Common Stock issuable within 60 days after March 15, 1999 upon the exercise of all options and other rights beneficially held by the indicated stockholder on that date.

(2) Includes 364,900 shares of Common Stock held by the Featheringill Family Trust of which he is a beneficial owner and 31,146 shares of Common Stock issuable upon exercise of stock options.

(3) Johnson & Johnson Development Corporation is a wholly owned subsidiary of Johnson & Johnson and shares investment and voting power with Johnson & Johnson.

(4) Includes 498,955 shares of Common Stock issuable upon exercise of stock options.

(5) Includes 28,750 shares of Common Stock issuable upon exercise of stock options and 10,000 shares of Common Stock held by Mr. Spencer's spouse. Mr. Spencer disclaims beneficial ownership of the 10,000 shares of Common Stock held by his spouse.

(6) Includes 28,750 shares issuable upon exercise of stock options and 3,125 shares of Common Stock which Dr. Rosenwald holds jointly with his spouse. Also includes 77,539 shares of Common Stock held by

Dr. Rosenwald's spouse individually and as custodian for their minor children, as to which Dr. Rosenwald disclaims beneficial ownership. Dr. Rosenwald has granted options to five individuals to purchase an aggregate of 15,950 shares of Common Stock held by him at purchase prices ranging from $0.60 to $7.20 per share.

(7) Includes 366,000 shares held in a Flint Trust for his benefit by his father who serves as trustee with investment and voting power, 31,146 shares of Common Stock issuable upon exercise of stock options, 10,000 shares of Common Stock which Mr. Sherrill holds jointly with his spouse, 1,000 shares of Common Stock held by Mr. Sherrill's son and 10,000 shares of Common Stock held by Mr. Sherrill's spouse. Mr. Sherrill disclaims beneficial ownership of the 11,000 shares of Common Stock held by his spouse and son.

(8) Includes 118,750 shares of Common Stock issuable upon exercise of stock options and 12,600 shares of Common Stock held by Dr. Montgomery's spouse. Dr. Montgomery disclaims beneficial ownership of the 12,600 shares of Common Stock held by his spouse.

(9) Includes 1,500 shares of Common Stock held by the retirement accounts of Mr. Gray and his spouse and 73,904 shares of Common Stock issuable upon exercise of stock options.

(10) Includes 78,227 shares of Common Stock issuable upon exercise of stock options.

(11) Represents shares of Common Stock issuable upon exercise of stock options.

(12) Includes 12,187 shares of Common Stock issuable upon exercise of stock options.

(13) See Notes (1) through (12).

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Act") requires the Company's officers, directors and persons who beneficially own more than 10% of a registered class of the Company's equity securities (collectively, "Reporting Persons"), to file reports of ownership with the Securities and Exchange Commission. Reporting Persons are required by the Act regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain Reporting Persons that no Form 5s were required for those persons, the Company believes that during 1998 its Reporting Persons were in compliance with all applicable filing requirements, except that Mr. Featheringill was late in filing his Form 4 for September.

                              CERTAIN TRANSACTIONS

Dr. Bugg, an executive officer and Director of the Company, is a Professor Emeritus of UAB and is paid an annual stipend of $9,040 by UAB. Dr. Bennett, an executive officer and Director of the Company, is a consultant to and Distinguished University Professor Emeritus of UAB and is paid an annual stipend of $12,500 by UAB Education Foundation. The Company paid approximately $877,000 to UAB in 1998 for conducting certain clinical trials, research and data input.

Dr. Montgomery, an executive officer and Director of the Company, is a former executive officer of SRI. The Company paid approximately $209,000 to SRI in 1998 for certain research, laboratory rental and supplies. Dr. Montgomery is currently a Distinguished Scientist at SRI and was paid approximately $6,482 by SRI in 1998 for various consulting services unrelated to the services performed by SRI for the Company.

In September 1998, the Company entered into a worldwide license agreement with The R.W. Johnson Pharmaceutical Research Institute ("PRI") and Ortho-McNeil Pharmaceutical, Inc. ("Ortho-McNeil"), both Johnson & Johnson companies, to develop and market products to treat and prevent viral influenza. Under the terms of the agreement, the Company received an initial $6.0 million. The agreement provides for additional potential milestone payments and royalties based on future sales of licensed products. PRI and Ortho-McNeil are responsible for all development, regulatory and commercialization expenses. The agreement is subject to termination by PRI and Ortho-McNeil at any time and by the Company in certain circumstances. In addition, Johnson & Johnson Development Corporation, another Johnson & Johnson company, made a $6.0 million equity investment in the Company in connection with signing the license agreement.

                              INDEPENDENT AUDITORS

The principal independent public accounting firm used by the Company during the fiscal year ended December 31, 1998 was Ernst & Young LLP. It is currently anticipated that Ernst & Young LLP will be retained as the principal accounting firm to be used by the Company throughout the fiscal year ending December 31, 1999. The Company anticipates that a representative of Ernst & Young LLP will attend the Meeting for the purpose of responding to appropriate questions. At the Meeting, this representative will be afforded an opportunity to make a statement if he or she so desires.

                             STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received by the Company by December 4, 1999 to be considered for inclusion in the Company's proxy statement relating to such meeting.

A stockholder must notify the Company before February 17, 2000 of a proposal for the 2000 Annual Meeting which the stockholder intends to present other than by inclusion in the Company's proxy material. If the Company does not receive such notice prior to February 17, 2000, proxies solicited by the Board of Directors of the Company will confer discretionary authority upon the proxies for the Board of Directors of the Company to vote upon any such matter.

                                 OTHER MATTERS

Management does not intend to present to the Meeting any matters other than those hereinbefore mentioned and does not presently know of any matters that will be presented by other parties. If other matters should properly come before the Meeting it is intended that the holders of the proxies will act in respect thereto and in accordance with their best judgment.

                              GENERAL INFORMATION

Copies of the Company's Annual Report for the year ended December 31, 1998 were mailed with this Proxy Statement. If you did not receive a copy, you may obtain one from Ronald E. Gray, the Chief Financial Officer of the Company, without charge, by persons who were stockholders beneficially or of record as of March 15, 1999.

                                     BY ORDER OF THE BOARD OF DIRECTORS
                                     John A. Montgomery, Ph.D., Secretary

Birmingham, Alabama
April 2, 1999

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                         BIOCRYST PHARMACEUTICALS, INC.
            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS -- MAY 12, 1999
              (This Proxy is Solicited by the Board of Directors)

The undersigned stockholder of BioCryst Pharmaceuticals, Inc. hereby appoints Charles E. Bugg and John A. Montgomery, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Annual Meeting of Stocholders of BioCryst Pharmaceuticals, Inc., to be held at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama, on May 12, 1999, at 3:00 P.M., Central Daylight Time, or any adjournment thereof.

                         (To be Signed on Reverse Side)

                Please Detach and Mail in the Envelope Provided

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      Please mark your
A |X| votes as in this
      example.

Nominees: William W. Featheringill
          Joseph H. Sherrill, Jr.

                           FOR all nominees at          WITHHOLD
                            right (except as            AUTHORITY
                              marked to              to vote for all
                             the contrary)           nominees at right
1.    ELECTION
      OF
      DIRECTORS                  |_|                        |_|

      (for terms as described in the Proxy Statement of the Company relating to the 1999 Annual Meeting (the "Proxy Statement").

INSTRUCTION: To withhold authority for any individual members write that nominee's name in the space provided below:


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                                                  FOR      AGAINST      ABSTAIN
2.    Proposal to increase the number of
      shares of Common Stock of the               |_|        |_|          |_|
      Company available for issuance under
      the 1991 Stock Option Plan by 400,000 shares, as described in the Proxy Statement.

3. In their discretion, upon such other matters as may properly come before the meeting.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PERSONS NOMINATED BY MANAGEMENT AS DIRECTORS AND FOR PROPOSAL 2.